Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in the Registration Statement on Form S-1 of our report dated April 15, 2024, which includes an explanatory paragraph on the Company’s ability to continue as a going concern, with respect to our audits of the combined carved-out financial statements of the Battery Group of Global Graphene Group, Inc. as of December 31, 2023 and 2022 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement.

We further consent to the reference to us under the caption “Experts” in such Prospectus.

Columbus, Ohio

January 27, 2025